Exhibit 2.1

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THAT THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “ZERO LABS AUTOMOTIVE, INC.” FILED IN THIS OFFICE ON THE ELEVENTH DAY OF JUNE, A.D. 2019, AT 12:58 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

5976470 8100V	Authentication: 203003759
SR# 20195365627	Date: 06-11-19
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:58 PM 06/11/2019
FILED 12:58 PM 06/11/2019
SR 20195365627 - File Number 5976470

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
OF
ZERO LABS AUTOMOTIVE, INC.

1. The name of the corporation is Zero Labs Automotive, Inc.

2. The registered office of the corporation is to be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801, New Castle County. The name of its registered agent at that address is The Corporation Trust Company

3. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The corporation is authorized to issue the following classes of stock:

Class	Authorized Number of Shares	Par Value Per Share
Class A Common	90,000	$0.001
Class B Common	10,000	$0.001

Holders of Class A Common shares shall be entitled to one vote per share on all matters for which shareholders are entitled to vote.

Holders of Class B Common shares shall have no voting rights.

5. The name and mailing address of the incorporator are as follows:

Leah Christensen
Goldberg Kohn Ltd.
55 East Monroe Street, Suite 3300
Chicago, Illinois 60603

6. The corporation is to have perpetual existence.

7. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the corporation.

8. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

9. A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except in the case of (a) any breach of the director's duty of loyalty to the corporation

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or its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derives an improper personal benefit. Any repeal or modification of this Article by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modifications.

10. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

THE UNDERSIGNED incorporator, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does hereby make this certificate, hereby declaring and certifying that it is her free act and deed and that the facts herein stated are true, and accordingly she has hereunto set her hand this 7th day of June, 2019.

/s/: *Leah Christensen*
Leah Christensen, Incorporator

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